Exhibit 15.1

May 3, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated May 3, 2005 on our review of interim financial information of GlobalSantaFe Corporation and it’s subsidiaries (the “Company”) for the three month periods ended March 31, 2005 and 2004 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2005 is incorporated by reference in (i) the Registration statements on Form S-8 (Registration Nos. 333-7070, 333-62708, 333-73878, 333-105015, 333-112670 and 333-111448) of GlobalSantaFe Corporation, (ii) the Post Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 (Registration No. 333-70268) of GlobalSantaFe Corporation, (iii) the Registration Statement on Form S-3 (Registration No. 333-108643) of GlobalSantaFe Corporation.

Very truly yours,

PricewaterhouseCoopers LLP